                                                                                                                                    Exhibit 16.1

July 19, 2006

Mr. Gordon Muir

Komodo, Inc.

1820-1111 West Georgia Street

Vancouver, BC V6E 4M3

CANADA

Dear Mr. Muir

[Letter from Williams & Webster, P.S. Certified Public Accountants:  Please see attached pdf]